For Immediate Release	Contact:
Media Inquiries: Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com
Investor Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com

Aramark Reports Fourth Quarter and Full Year 2019 Earnings

Q4 SUMMARY

•	Revenue +1.0%; Legacy Business Revenue +3.0%

◦	Legacy growth across all segments

•	Operating Income (26)%; Adjusted Operating Income (2)%[1]

◦	Increased incentive-based compensation; Solid operational performance

•EPS of $0.34, (51)%; Adjusted EPS of $0.68, +1%1

FISCAL 2019 SUMMARY

•	Revenue +2.8%; Legacy Business Revenue +3.6%

•	Operating Income +9%; Adjusted Operating Income +5%[1]

•	EPS of $1.78, (21)%; Adjusted EPS of $2.24, +8%[1]

•	Net Cash from Operating Activities of $984 million; Free Cash Flow of $499 million

◦	Net debt reduced by $593 million; Leverage ratio improved to 3.86x

Philadelphia, PA, November 19, 2019 - Aramark (NYSE: ARMK) today reported fourth quarter and full-year fiscal 2019 results.

“Aramark is an iconic company with a promising future. I am incredibly inspired by the many talented field leaders and valued client partners I have met in just 45 days back with the Company,” said John Zillmer, Chief Executive Officer, Aramark. “My immediate priority is to elevate the Company’s hospitality culture and drive the business forward in a way that unlocks meaningful value for all stakeholders."

1 Constant Currency

FOURTH QUARTER RESULTS*

Consolidated revenue was $4.0 billion in the quarter, an increase of 1.0% over the prior year. Adjusted Revenue grew 4.9% compared to the prior year attributed to 3.0% growth in the legacy business and a 1.9% increase related to an accounting rule change. Legacy Revenue growth was driven by new business wins and base business growth across the segments:

•	FSS United States increased 1.9% led by continued strong performance in stadiums and arenas as well as growth in national parks and healthcare, partially offset by education.

•
FSS International grew 6.3% with continued strong performance in South America and China, as well as Europe despite the strategic exit of non-core custodial accounts in the region that occurred in the previous quarter.

•	Uniform & Career Apparel increased 2.7% from pricing and volume as the business focuses on expanding adjacency products and services.

	Revenue
	Q4 '19	Q4 '18	Change	Adjusted Revenue Change	Legacy Revenue Change
FSS United States[1]	$2,408M	$2,481M	(2.9)%	1.1%	1.9%
FSS International	898	888	1.2%	6.5%	6.3%
Uniform & Career Apparel	646	545	18.4%	18.5%	2.7%
Total Company	$3,951M	$3,914M	1.0%	4.9%	3.0%
Difference between GAAP Revenue and Adjusted Revenue reflects the elimination of currency translation and divestitures impact. Difference between Adjusted Revenue and Legacy Revenue reflects the accounting rule changes pursuant to ASC 606.
1 Q4 '18 GAAP results include divested Healthcare Technologies revenue of $100 million. This has been excluded from the calculation of adjusted revenue change and legacy revenue change for comparison purposes.
Operating Income was $206 million and Adjusted Operating Income was $320 million in the fourth quarter. Operational results included higher total incentive-based compensation that had a particularly significant impact on the FSS United States segment compared to the prior year period. Excluding this consideration, the Company continued to benefit from overall operational improvements and acquisition synergies, as follows:

•	FSS United States exhibited overall operational efficiencies from greater purchasing scale and business productivity improvement, despite lower volume in education.

•
FSS International demonstrated broad-based growth with particular strength in Emerging Markets; the financial profile of the business in Europe has strengthened following the strategic exit of non-core custodial accounts.

•	Uniform & Career Apparel captured synergies related to the AmeriPride acquisition and additional efficiencies from operational performance.

Total incentive-based compensation, referenced above, included both share-based and cash incentives for employees. The Corporate segment reflected lower share-based compensation with the other segments affected by higher cash compensation.

	Operating Income			Adjusted Operating Income
	Q4 '19	Q4 '18	Change	Q4 '19	Q4 '18	Constant-Currency Change
FSS United States[2]	$156M	$229M	(32)%	$205M	$249M	(18)%
FSS International	49	41	21%	56	44	31%
Uniform & Career Apparel	47	50	(7)%	71	71	—%
Corporate	(46)	(40)	(15%)	(13)	(35)	64%
Total Company	$206M	$280M	(26)%	$320M	$330M	(2)%
2 Q4 '18 GAAP results include divested Healthcare Technologies operating income of $8 million. This has been excluded from the calculation of Adjusted Operating Income constant-currency change for comparison purposes.
* May not total due to rounding.

FOURTH QUARTER GAAP SUMMARY
On a GAAP basis, revenue was $4.0 billion, operating income was $206 million, net income attributable to Aramark stockholders was $86 million and diluted earnings per share were $0.34. This compared to the fourth quarter of 2018 where, on a GAAP basis, revenue was $3.9 billion, operating income was $280 million, net income attributable to Aramark stockholders was $175 million and diluted earnings per share were $0.69. Fourth quarter 2019 GAAP diluted earnings per share decreased (50.7)% year-over-year. These results included the impact of costs associated with 1) higher incentive-based compensation; 2) legal settlements; 3) the retirement of the Company's former Chief Executive Officer; and 4) Advisory Fees related to Shareholder Matters. EPS was further affected due to lapping the benefit from Effect of Tax Reform on Provision for Income Taxes in the prior year. A reconciliation of GAAP to Non-GAAP measures is included in the appendix. As of the end of the fourth quarter, net cash provided by operating activities was $984 million year-to-date compared to the prior year total of $1.1 billion.

FISCAL 2019 SUMMARY
On a GAAP basis, revenue was $16.2 billion, operating income was $891 million, net income attributable to Aramark stockholders was $449 million and diluted earnings per share were $1.78. This compared to fiscal 2018 where revenue was $15.8 billion, operating income was $818 million, net income attributable to Aramark stockholders was $568 million and diluted earnings per share were $2.24. Full-year 2019 GAAP diluted earnings per share decreased (20.5)% year-over-year, primarily as a result of employee reinvestments in fiscal 2019 and changes to the Provision (Benefit) for Income Taxes related to tax reform in fiscal 2018, offset by the gain from the sale of the Healthcare Technologies business in the current year.

Adjusted net income was $564 million, or $2.24 per share, versus adjusted net income of $534 million, or $2.11 per share, in fiscal 2018. A stronger U.S. dollar decreased revenue by approximately $275 million, Adjusted Operating Income by $12 million, and Adjusted Earnings Per Share by three cents.

CAPITAL STRUCTURE AND FREE CASH FLOW
The Company realized strong cash flow performance in fiscal 2019, generating $499 million of Free Cash Flow which included $36 million in integration spending associated with the Ameripride and Avendra and $47 million in divestiture closing costs from the sale of the Healthcare Technologies business. Free Cash Flow does not include $23 million of proceeds from governmental agencies related to property and equipment. The total trailing 12-month net debt to covenant adjusted EBITDA improved by 21 basis points versus the end of the fourth quarter of 2018 to 3.86x driven by $593 million of net debt reductions over the course of the year and a continued disciplined focus on working capital management. At year-end, the Company had approximately $1.1 billion in cash and availability on its revolving credit facility.

DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The first quarter fiscal 2020 dividend will be payable on December 9, 2019, to stockholders of record at the close of business December 2, 2019.

BUSINESS UPDATE
Aramark has made extensive progress improving profitability, increasing procurement scale, evolving its portfolio, and driving free cash flow to strengthen the balance sheet and enhance financial flexibility. The Company is well-positioned to accelerate revenue growth that will include consideration of select investment opportunities while maintaining a long-term balanced focus on margin progression, Adjusted EPS growth, return on capital improvement and strong cash flow generation.

“I am confident that now is the time to pursue a more accelerated revenue growth strategy, while appropriately balancing other important financial drivers. We expect to initiate targeted investments that will support new account sales efforts and client retention; enhanced product and service offerings; and value-added innovation and technology,” Zillmer added. “Our diverse portfolio affords us the financial flexibility to activate this strategic approach while simultaneously propelling business performance. I look forward to working with the Board as we chart our dynamic path forward.”

2020 OUTLOOK
Aramark provides its expectations for organic revenue growth, full-year adjusted EPS and full-year free cash flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements, severance and other charges and the effect of currency translation.

Aramark’s 2020 Fiscal Year and fourth quarter results contain an extra, or 53rd, week, when compared to prior period results. The guidance provided below is based on 52 weeks for year-over-year comparability purposes.

•	Organic Revenue Growth of approximately 3% that is expected to consistently improve as the year progresses.

•
Adjusted EPS growth led by further synergy capture from the Avendra and AmeriPride integration; business operating improvements; and reduced interest expense, while considering select investment opportunities.

•	Free Cash Flow generation of at least $600M.

•	Net debt to covenant adjusted EBITDA approximately 3.5x to 3.6x by the end of the fiscal year.

Organic Revenue, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share Growth will be adjusted for the 53rd week. Prior to the adjustment, the 53rd week is expected to have a full year benefit of approximately 2% on these metrics. Due to certain outflows from the natural cadence of the business including interest and tax payments, employee and client payments and commissions, Free Cash Flow is expected to be modestly unfavorable in the 53rd week period, with the Company diligently managing offset opportunities over the course of the year.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's web site, www.aramark.com on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves Fortune 500 companies, world champion sports teams, state-of-the-art healthcare providers, the world’s leading educational institutions, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. Our 280,000 team members deliver experiences that enrich and nourish millions of lives every day through innovative services in food, facilities management and uniforms. We work to put our sustainability goals into action by focusing on initiatives that engage our employees, empower healthy living, preserve our planet and build local communities. Aramark is recognized as one of the World’s Most Admired Companies by FORTUNE, as well as an employer of choice by the Human Rights Campaign and DiversityInc. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

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Selected Operational and Financial Metrics
Adjusted Revenue
Adjusted Revenue represents revenue growth, adjusted to eliminate the impact of currency translation and divestitures.

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effects of material acquisitions and divestitures and the impact of currency translation.

Legacy Business Revenue
Legacy Business Revenue represents Adjusted Revenue, adjusted to exclude the revenue of AmeriPride and Avendra that is not comparable to the prior year periods and the impact of the adoption of Accounting Standards Codification ("ASC") 606, Revenue from Contracts with Customers.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; tax reform related employee reinvestments; advisory fees related to shareholder matters; and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; merger and integration related charges; the effect of divestitures (including the gain on the sale); the effects of refinancings on interest and other financing costs, net; the impact of tax reform; advisory fees related to shareholder matters and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision (benefit) for income taxes; depreciation and amortization; and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue, Legacy Business Revenue, Adjusted Operating Income (including on a constant currency basis), Covenant Adjusted EBITDA, Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis) and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income, or earnings per share, determined in accordance with GAAP. Adjusted Revenue, Legacy Business Revenue, Adjusted Operating Income, Covenant Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow as presented by us, may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of acquisition-related intangible assets - adjustments to eliminate the change in amortization resulting from the purchase accounting applied to the January 26, 2007 going-private transaction executed with investment funds affiliated with GS Capital Partners, CCMP Capital Advisors, LLC and J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus LLC as well as approximately 250 senior management personnel ($7.7 million for the fourth quarter of 2019, $30.9 million for fiscal 2019, $7.8 million for the fourth quarter of 2018 and $37.8 million for fiscal 2018) and amortization expense recognized on other acquisition-related intangible assets ($21.6 million for the fourth quarter of 2019, $86.1 million for fiscal 2019, $21.0 million for the fourth quarter of 2018 and $70.0 million for fiscal 2018).
Severance and other charges - adjustments to eliminate severance expenses and other costs incurred in the applicable period related to streamlining initiatives ($1.1 million net expense reduction for the fourth quarter of 2019, $18.7 million for fiscal 2019, $3.1 million net expense reduction for the fourth quarter of 2018 and $36.6 million for fiscal 2018), adjustments to eliminate consulting costs incurred in the applicable period related to streamlining and general administrative initiatives ($1.5 million for the fourth quarter of 2019, $14.5 million for fiscal 2019, $2.9 million for the fourth quarter of fiscal 2018 and $20.2 million for fiscal 2018), adjustments to eliminate costs associated with the retirement of the Company's former chief executive officer ($12.1 million for the fourth quarter and fiscal 2019, of which $10.4 million relates to cash compensation), incurring duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($8.2 million for fiscal 2019, $2.8 million for the fourth quarter of 2018 and $7.7 million for fiscal 2018), incurring charges related to information technology related initiatives ($1.2 million net expense reduction for the fourth quarter of 2019 and $5.0 million for fiscal 2019) and other charges ($0.3 million net expense reduction for the fourth quarter and fiscal 2019 and $3.1 million for fiscal 2018).
Effects of divestitures - adjustments to eliminate the impact that the Healthcare Technologies divestiture had on comparative periods.
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including deal costs, costs for transitional employees and integration related consulting costs ($9.8 million for the fourth quarter of 2019, $36.1 million for fiscal 2019, $13.3 million for the fourth quarter of 2018 and $78.1 million for fiscal 2018)
Gain on sale of Healthcare Technologies - adjustment to eliminate the impact of the gain on sale of the Healthcare Technologies business.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses, special recognition awards and retirement contributions ($4.4 million for the fourth quarter of 2019 and $74.9 million for fiscal 2019).
Advisory Fees Related to Shareholder Matters - adjustments to eliminate third party advisory, legal and other professional service fees incurred related to conversations initiated by Mantle Ridge LP in connection with the Company's business, operations, strategies, governance and the composition of the Board of Directors ($7.7 million for the fourth quarter and fiscal 2019).
Gains, losses and settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for expenses related to legal settlements ($27.9 million for the fourth quarter and fiscal 2019), impairment charges related to various assets ($14.8 million for the fourth quarter and fiscal 2019), income/loss from prior years' loss experience under our casualty insurance program ($2.1 million loss for the fourth quarter of 2019, $9.2 million gain for fiscal 2019, $3.3 million loss for the fourth quarter of 2018 and $14.9 million gain for fiscal 2018), banker fees and other charges related to the sale of Healthcare Technologies ($7.7 million for fiscal 2019), charges related to hyperinflation in Argentina ($4.9 million for the fourth quarter and fiscal 2019, $3.8 million for the fourth quarter and fiscal 2018), the impact of the change in fair value related to certain gasoline and diesel agreements ($0.8 million loss for the fourth quarter of 2019, $4.7 million loss for fiscal 2019, $0.3 million loss for the fourth quarter of 2018 and $0.2 million gain for fiscal 2018), settlement charges related to exiting a joint venture arrangement ($4.5 million for fiscal 2019), pension plan charges ($1.2 million loss for fiscal 2019, $0.4 million loss for the fourth quarter of 2018 and $2.9 million loss for fiscal 2018), charges related to a joint venture liquidation and acquisition ($7.5 million for fiscal 2018), certain environmental charges ($5.0 million for the fourth quarter and fiscal 2018), certain consulting costs ($0.7 million for the fourth quarter of 2018 and $1.0 million for fiscal 2018) and other charges ($1.1 million for the fourth quarter of 2019 and $4.0 million for fiscal 2019).

Effect of currency translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.
Effect of refinancing and other on interest and other financing costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as third party costs and non-cash charges for the write-offs of deferred financing costs and debt discounts, non-cash charges for the write-off of deferred financing costs related to debt payments and other pension plan charges.
Effect of tax reform on provision for income taxes - adjustments to eliminate the impact of tax reform that is not indicative of our ongoing tax position based on the new tax policies and certain other adjustments.
Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements made by our CEO and under the heading "2020 Outlook" and including with respect to, without limitation, anticipated effects of our adoption of new accounting standards, the expected impact of strategic portfolio actions, the benefits and costs of our acquisitions of each of Avendra, LLC ("Avendra") and AmeriPride Services, Inc. ("AmeriPride"), as well as statements regarding these companies’ services and products and statements relating to our business and growth strategy. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words.

Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and our estimated benefits and costs of our acquisitions are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results or the costs and benefits of the acquisitions include without limitation: unfavorable economic conditions; natural disasters, global calamities, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; the inability to achieve cost savings through our cost reduction efforts; our expansion strategy; our ability to successfully integrate the businesses of Avendra and AmeriPride and costs and timing related thereto, the risk of unanticipated restructuring costs or assumption of undisclosed liabilities, the risk that we are unable to achieve the anticipated benefits (including tax benefits) and synergies of the acquisition of AmeriPride and Avendra including whether the transactions will be accretive and within the expected timeframes, the availability of sufficient cash to repay certain indebtedness and our decision to utilize the cash for that purpose, the disruption of the transactions to each of Avendra and AmeriPride and their respective managements; the effect of the transactions on each of Avendra's and AmeriPride's ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with, or to the business of, our primary distributor; the inability to hire and retain sufficient qualified personnel or increases in labor costs; healthcare reform legislation; the contract intensive nature of our business, which may lead to client disputes; seasonality; disruptions in the availability of our computer systems or privacy breaches; failure to maintain effective internal controls; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost, our ability to retain key personnel and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 21, 2018 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website www.aramark.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	September 27, 2019	September 28, 2018
Revenue	$3,951,244	$3,913,598
Costs and Expenses:
Cost of services provided	3,503,280	3,386,380
Depreciation and amortization	145,165	152,536
Selling and general corporate expenses	96,656	94,801
	3,745,101	3,633,717
Operating income	206,143	279,881
Interest and Other Financing Costs, net	85,612	89,972
Income Before Income Taxes	120,531	189,909
Provision for Income Taxes	35,117	14,341
Net income	85,414	175,568
Less: Net income attributable to noncontrolling interest	(143)	113
Net income attributable to Aramark stockholders	$85,557	$175,455

Earnings per share attributable to Aramark stockholders:
Basic	$0.35	$0.71
Diluted	$0.34	$0.69
Weighted Average Shares Outstanding:
Basic	247,431	246,321
Diluted	253,404	253,724

	Fiscal Year Ended
	September 27, 2019	September 28, 2018
Revenue	$16,227,341	$15,789,633
Costs and Expenses:
Cost of services provided	14,532,662	13,997,911
Depreciation and amortization	592,573	596,182
Selling and general corporate expenses	367,256	377,129
Gain on sale of Healthcare Technologies	(156,309)	—
	15,336,182	14,971,222
Operating income	891,159	818,411
Interest and Other Financing Costs, net	334,987	346,535
Income Before Income Taxes	556,172	471,876
Provision (Benefit) for Income Taxes	107,706	(96,564)
Net income	448,466	568,440
Less: Net income (loss) attributable to noncontrolling interest	(83)	555
Net income attributable to Aramark stockholders	$448,549	$567,885

Earnings per share attributable to Aramark stockholders:
Basic	$1.82	$2.31
Diluted	$1.78	$2.24
Weighted Average Shares Outstanding:
Basic	246,854	245,771
Diluted	252,010	253,352

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS*
(Unaudited)
(In Thousands)

	September 27, 2019	September 28, 2018
Assets

Current Assets:
Cash and cash equivalents	$246,643	$215,025
Receivables	1,806,964	1,790,433
Inventories	411,319	724,802
Prepayments and other current assets	193,461	171,165
Total current assets	2,658,387	2,901,425
Property and Equipment, net	2,181,762	1,378,094
Goodwill	5,518,800	5,610,568
Other Intangible Assets	2,033,566	2,136,844
Other Assets	1,343,806	1,693,171
	$13,736,321	$13,720,102

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$69,928	$30,907
Accounts payable	999,517	1,018,920
Accrued expenses and other current liabilities	1,635,853	1,440,332
Total current liabilities	2,705,298	2,490,159
Long-Term Borrowings	6,612,239	7,213,077
Deferred Income Taxes and Other Noncurrent Liabilities	1,088,822	977,215
Redeemable Noncontrolling Interest	9,915	10,093
Total Stockholders' Equity	3,320,047	3,029,558
	$13,736,321	$13,720,102

*In connection with the Company's adoption of ASC 606, Revenue from Contracts with Customers, the classification of certain balance sheet line items has been adjusted as of September 27, 2019, including Inventories, Property and Equipment, net and Other Assets. Further details will be available in the Annual Report on Form 10-K for the fiscal year ended September 27, 2019.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Fiscal Year Ended
	September 27, 2019	September 28, 2018

Cash flows from operating activities:
Net income	$448,466	$568,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	592,573	596,182
Deferred income taxes	40,503	(104,289)
Share-based compensation expense	55,280	88,276
Net gain on sale of Healthcare Technologies	(139,165)	—
Changes in operating assets and liabilities	44,855	(128,356)
Payments made to clients on contracts[1]	(40,073)	—
Other operating activities	(18,212)	31,622
Net cash provided by operating activities	984,227	1,051,875

Cash flows from investing activities:
Net purchases of property and equipment and other	(485,219)	(618,113)
Acquisitions, divestitures and other investing activities[2]	275,698	(2,247,163)
Net cash used in investing activities	(209,521)	(2,865,276)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	(576,930)	2,203,624
Net change in funding under the Receivables Facility	—	(254,200)
Payments of dividends	(108,439)	(103,115)
Proceeds from issuance of common stock	39,087	21,507
Repurchase of stock	(50,000)	(24,410)
Other financing activities	(38,610)	(49,253)
Net cash provided by (used in) financing activities	(734,892)	1,794,153
Effect of foreign exchange rates on cash and cash equivalents	(8,196)	(4,524)
Increase (decrease) in cash and cash equivalents	31,618	(23,772)
Cash and cash equivalents, beginning of period	215,025	238,797
Cash and cash equivalents, end of period	$246,643	$215,025

[1] Prior to the Company's adoption of ASC 606, Revenue from Contracts with Customers, certain client contract investments were included within "Net purchases of property and equipment and other" in Net cash used in investing activities. Subsequent to adoption of ASC 606, these costs are now included within "Payments made to clients on contracts" in Net cash provided by operating activities.

[2] Includes proceeds from the sale of Healthcare Technologies and $23.0 million of proceeds from governmental agencies related to property and equipment.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,407,750	$897,894	$645,600		$3,951,244
Operating Income (as reported)	$156,290	$49,209	$46,843	$(46,199)	$206,143
Operating Income Margin (as reported)	6.49%	5.48%	7.26%		5.22%

Revenue (as reported)	$2,407,750	$897,894	$645,600		$3,951,244
Effect of Currency Translation	458	47,869	576		48,903
Adjusted Revenue	$2,408,208	$945,763	$646,176		$4,000,147
Revenue Growth (as reported)	(2.95)%	1.15%	18.44%		0.96%
Adjusted Revenue Growth	1.13%	6.55%	18.54%		4.88%

Operating Income (as reported)	$156,290	$49,209	$46,843	$(46,199)	$206,143
Amortization of Acquisition-Related Intangible Assets	21,209	1,952	6,148	—	29,309
Severance and Other Charges	(1,393)	(888)	(300)	13,540	10,959
Merger and Integration Related Charges	1,014	—	8,738	—	9,752
Tax Reform Related Employee Reinvestments	3,228	—	1,144	—	4,372
Advisory Fees related to Shareholder Matters	—	—	—	7,661	7,661
Gains, Losses and Settlements impacting comparability	24,591	5,664	8,859	12,498	51,612
Adjusted Operating Income*	$204,939	$55,937	$71,432	$(12,500)	$319,808
Effect of Currency Translation	88	1,912	(48)	—	1,952
Adjusted Operating Income (Constant Currency)	$205,027	$57,849	$71,384	$(12,500)	$321,760

Operating Income Growth (as reported)	(31.75)%	20.66%	(6.75)%	(15.08)%	(26.35)%
Adjusted Operating Income Growth	(17.71)%	26.31%	0.54%	63.87%	(3.02)%
Adjusted Operating Income Growth (Constant Currency)	(17.67)%	30.63%	0.47%	63.87%	(2.43)%
Adjusted Operating Income Margin (Constant Currency)	8.51%	6.12%	11.05%		8.04%

	Three Months Ended
	September 28, 2018
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,480,846	$887,646	$545,106		$3,913,598
Effect of Divestitures	(99,598)	—	—		(99,598)
Adjusted Revenue	$2,381,248	$887,646	$545,106		$3,814,000

Operating Income (as reported)	$229,012	$40,783	$50,232	$(40,146)	$279,881
Amortization of Acquisition-Related Intangible Assets	21,748	1,042	6,016	—	28,806
Severance and Other Charges	374	(2,216)	—	3,886	2,044
Effect of Divestitures	(8,092)	—	—	—	(8,092)
Merger and Integration Related Charges	2,742	—	10,398	630	13,770
Gains, Losses and Settlements impacting comparability	3,251	4,676	4,401	1,030	13,358
Adjusted Operating Income*	$249,035	$44,285	$71,047	$(34,600)	$329,767

Operating Income Margin (as reported)	9.23%	4.59%	9.22%		7.15%
Adjusted Operating Income Margin	10.46%	4.99%	13.03%		8.65%

* Beginning in fiscal 2019, the definition of AOI changed. AOI for the three months ended September 28, 2018 has been calculated based on this new definition. See page 6 for the new definition of AOI.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Fiscal Year Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$9,898,568	$3,742,939	$2,585,834		$16,227,341
Operating Income (as reported)	$716,729	$142,721	$191,344	$(159,635)	$891,159
Operating Income Margin (as reported)	7.24%	3.81%	7.40%		5.49%

Revenue (as reported)	$9,898,568	$3,742,939	$2,585,834		$16,227,341
Effect of Currency Translation	6,498	260,695	7,850		275,043
Adjusted Revenue	$9,905,066	$4,003,634	$2,593,684		$16,502,384
Revenue Growth (as reported)	(2.36)%	2.38%	29.55%		2.77%
Adjusted Revenue Growth	1.42%	9.51%	29.94%		7.03%

Operating Income (as reported)	$716,729	$142,721	$191,344	$(159,635)	$891,159
Amortization of Acquisition-Related Intangible Assets	86,696	5,927	24,421	—	117,044
Severance and Other Charges	13,196	17,057	193	28,001	58,447
Merger and Integration Related Charges	6,534	—	29,526	8	36,068
Gain on sale of Healthcare Technologies	(156,309)	—	—	—	(156,309)
Tax Reform Related Employee Reinvestments	58,657	352	14,442	1,443	74,894
Advisory Fees related to Shareholder Matters	—	—	—	7,661	7,661
Gains, Losses and Settlements impacting comparability	19,930	9,171	8,859	22,504	60,464
Adjusted Operating Income*	$745,433	$175,228	$268,785	$(100,018)	$1,089,428
Effect of Currency Translation	1,332	10,094	602	—	12,028
Adjusted Operating Income (Constant Currency)	$746,765	$185,322	$269,387	$(100,018)	$1,101,456

Operating Income Growth (as reported)	4.99%	0.35%	5.45%	15.05%	8.89%
Adjusted Operating Income Growth	(2.49)%	(3.06)%	11.78%	26.86%	3.86%
Adjusted Operating Income Growth (Constant Currency)	(2.32)%	2.52%	12.03%	26.86%	5.00%
Adjusted Operating Income Margin (Constant Currency)	7.54%	4.63%	10.39%		6.67%

	Fiscal Year Ended
	September 28, 2018
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$10,137,825	$3,655,803	$1,996,005		$15,789,633
Effect of Divestitures	(371,712)	—	—		(371,712)
Adjusted Revenue	$9,766,113	$3,655,803	$1,996,005		$15,417,921

Operating Income (as reported)	$682,655	$142,228	$181,452	$(187,924)	$818,411
Amortization of Acquisition-Related Intangible Assets	85,931	4,614	17,256	—	107,801
Severance and Other Charges	22,283	21,333	1,571	22,390	67,577
Effect of Divestitures	(30,157)	—	—	—	(30,157)
Merger and Integration Related Charges	14,398	—	37,535	27,975	79,908
Gains, Losses and Settlements impacting comparability	(10,628)	12,588	2,655	809	5,424
Adjusted Operating Income*	$764,482	$180,763	$240,469	$(136,750)	$1,048,964

Operating Income Margin (as reported)	6.73%	3.89%	9.09%		5.18%
Adjusted Operating Income Margin	7.83%	4.94%	12.05%		6.80%
* Beginning in fiscal 2019, the definition of AOI changed. AOI for the fiscal year ended September 28, 2018 has been calculated based on this new definition. See page 6 for the new definition of AOI.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018

Net Income Attributable to Aramark Stockholders (as reported)	$85,557	$175,455	$448,549	$567,885
Adjustment:
Amortization of Acquisition-Related Intangible Assets	29,309	28,806	117,044	107,801
Severance and Other Charges	10,959	2,044	58,447	67,577
Effect of Divestitures	—	(8,092)	—	(30,157)
Merger and Integration Related Charges	9,752	13,770	36,068	79,908
Gain on sale of Healthcare Technologies	—	—	(156,309)	—
Tax Reform Related Employee Reinvestments	4,372	—	74,894	—
Advisory Fees related to Shareholder Matters	7,661	—	7,661	—
Gains, Losses and Settlements impacting comparability	51,612	13,358	60,464	5,424
Effects of Refinancing and Other on Interest and Other Financing Costs, net	2,219	—	2,219	19,925
Effect of Tax Reform on Provision for Income Taxes	—	(38,190)	(12,126)	(221,998)
Tax Impact of Adjustments to Adjusted Net Income	(28,858)	(13,758)	(73,156)	(62,639)
Adjusted Net Income	$172,583	$173,393	$563,755	$533,726
Effect of Currency Translation, net of Tax	1,358	—	8,846	—
Adjusted Net Income (Constant Currency)	$173,941	$173,393	$572,601	$533,726

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$85,557	$175,455	$448,549	$567,885
Diluted Weighted Average Shares Outstanding	253,404	253,724	252,010	253,352
	$0.34	$0.69	$1.78	$2.24
Earnings Per Share Growth (as reported)	(50.72)%		(20.54)%

Adjusted Earnings Per Share
Adjusted Net Income*	$172,583	$173,393	$563,755	$533,726
Diluted Weighted Average Shares Outstanding	253,404	253,724	252,010	253,352
	$0.68	$0.68	$2.24	$2.11
Adjusted Earnings Per Share Growth	—%		6.16%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$173,941	$173,393	$572,601	$533,726
Diluted Weighted Average Shares Outstanding	253,404	253,724	252,010	253,352
	$0.69	$0.68	$2.27	$2.11
Adjusted Earnings Per Share Growth (Constant Currency)	1.47%		7.58%

* Beginning in fiscal 2019, the definition of Adjusted Net Income changed. Adjusted Net Income for the three months and fiscal year ended September 27, 2019 has been calculated based on this new definition. See page 6 for the new definition of Adjusted Net Income.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	September 27, 2019	September 28, 2018

Net Income Attributable to Aramark Stockholders (as reported)	$448,549	$567,885
Interest and Other Financing Costs, net	334,987	346,535
Provision (Benefit) for Income Taxes	107,706	(96,564)
Depreciation and Amortization	592,573	596,182
Share-based compensation expense(1)	55,280	88,276
Unusual or non-recurring (gains) and losses(2)	(156,309)	—
Pro forma EBITDA for equity method investees(3)	8,077	15,214
Pro forma EBITDA for certain transactions(4)	21,527	58,600
Other(5)	253,480	151,636
Covenant Adjusted EBITDA	$1,665,870	$1,727,764

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$6,682,167	$7,243,984
Less: Cash and cash equivalents	$246,643	$215,025
Net Debt	$6,435,524	$7,028,959
Covenant Adjusted EBITDA	$1,665,870	$1,727,764
Net Debt/Covenant Adjusted EBITDA	3.86	4.07

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents the gain from the divestiture of Healthcare Technologies.
(3) Represents our estimated share of EBITDA primarily from our AIM Services Co., Ltd. equity method investment, not already reflected in our net income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.

(4) Represents the annualizing of net EBITDA from certain acquisitions and divestitures made during the period.
(5) "Other" for the twelve months ended September 27, 2019 and September 28, 2018, respectively, includes expenses related to merger and integration related charges ($36.1 million and $78.1 million), adjustments to remove the impact attributable to the adoption of certain new accounting standards, including Accounting Standards Codification 606, Revenue from Contracts with Customers, in accordance with the Credit Agreement and indentures ($23.7 million and $7.7 million), organizational streamlining initiatives ($18.7 million and $36.6 million), duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($8.2 million and $7.7 million), the impact of hyperinflation in Argentina ($4.9 million and $3.8 million), the impact of the change in fair value related to certain gasoline and diesel agreements ($4.7 million loss and $0.2 million gain) and other miscellaneous expenses. "Other" for the twelve months ended September 27, 2019 also includes compensation expense for employee reinvestments funded by benefits from U.S. tax reform ($74.9 million), costs related to legal settlements ($27.9 million), asset impairment charges ($14.8 million), costs associated with the retirement of the Company's former chief executive officer ($10.4 million), closing costs mainly related to customer contracts ($8.5 million), advisory fees related to shareholder matters ($7.7 million), banker fees and other charges related to the sale of Healthcare Technologies ($7.7 million) and settlement charges related to exiting a joint venture arrangement ($4.5 million). "Other" for the twelve months ended September 28, 2018 also includes property and other asset write-downs related to a joint venture liquidation and acquisition ($7.5 million), and certain environmental charges ($5.0 million).

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
LEGACY BUSINESS REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Aramark and Subsidiaries
Revenue (as reported)	$2,407,750	$897,894	$645,600	$3,951,244
Effect of Currency Translation	458	47,869	576	48,903
Adjusted Revenue	$2,408,208	$945,763	$646,176	$4,000,147
Changes pursuant to ASC 606, Revenue from Contracts with Customers	17,588	(2,023)	(86,563)	(70,998)
Legacy Business Revenue	$2,425,796	$943,740	$559,613	$3,929,149

	Three Months Ended
	September 28, 2018
	FSS United States	FSS International	Uniform	Aramark and Subsidiaries
Revenue (as reported)	$2,480,846	$887,646	$545,106	$3,913,598
Effect of Divestitures	(99,598)	—	—	(99,598)
Legacy Business Revenue	$2,381,248	$887,646	$545,106	$3,814,000

Revenue Growth (as reported)	(2.95)%	1.15%	18.44%	0.96%
Legacy Business Revenue Growth	1.87%	6.32%	2.66%	3.02%

	Fiscal Year Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Aramark and Subsidiaries
Revenue (as reported)	$9,898,568	$3,742,939	$2,585,834	$16,227,341
Effect of Currency Translation	6,498	260,695	7,850	275,043
Adjusted Revenue	$9,905,066	$4,003,634	$2,593,684	$16,502,384
Effect of AmeriPride and Avendra Acquisitions	(30,768)	—	(167,616)	(198,384)
Changes pursuant to ASC 606, Revenue from Contracts with Customers	46,057	(8,090)	(369,398)	(331,431)
Legacy Business Revenue	$9,920,355	$3,995,544	$2,056,670	$15,972,569

	Fiscal Year Ended
	September 28, 2018
	FSS United States	FSS International	Uniform	Aramark and Subsidiaries
Revenue (as reported)	$10,137,825	$3,655,803	$1,996,005	$15,789,633
Effect of Divestitures	(371,712)	—	—	(371,712)
Legacy Business Revenue	$9,766,113	$3,655,803	$1,996,005	$15,417,921

Revenue Growth (as reported)	(2.36)%	2.38%	29.55%	2.77%
Legacy Business Revenue Growth	1.58%	9.29%	3.04%	3.60%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Fiscal Year Ended
	September 27, 2019	September 28, 2018
Net Cash provided by operating activities	$984,227	$1,051,875

Net purchases of property and equipment and other[1]	(485,219)	(618,113)

Free Cash Flow	$499,008	$433,762

[1] Does not include $23.0 million of proceeds from governmental agencies related to property and equipment.